SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                            SCHEDULE 13G

                Under the Securities Exchange Act of 1934
                            (Amendment No.___)

                              GEOWORKS
- -----------------------------------------------------------------------------
                           (Name of Issuer)

                      Common Stock, no par value
- -----------------------------------------------------------------------------
                    (Title of Class of Securities)

                             373692 10 2
- -----------------------------------------------------------------------------
                           (CUSIP Number)



Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 373692 10 2      AMENDMENT NO. 1 TO SCHEDULE 13G

- ------------------------------------------------------------------------------
1           Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of
            Above Persons

            Hewlett-Packard Company
            94-1081436

- ------------------------------------------------------------------------------
2           Check the Appropriate Box if a Member of a Group
                                                               (a) [ ]
                                                               (b) [X]

- ------------------------------------------------------------------------------
3           SEC Use Only

- ------------------------------------------------------------------------------
4           Citizenship or Place of Organization

            California

- -----------------------------------------------------------------------------
                                5     Sole Voting Power

     NUMBER OF                         623,269
       SHARES                   ---------------------------------------------
   BENEFICIALLY
      OWNED BY                  6     Shared Voting Power
        EACH
     REPORTING                          0
       PERSON                   ---------------------------------------------
        WITH
                                7     Sole Dispositive Power

                                       623,269
                                ---------------------------------------------

                                8     Shared Dispositive Power

                                        0
- -----------------------------------------------------------------------------
9           Aggregate Amount Beneficially Owned by Each Reporting Person

            623,269
- -----------------------------------------------------------------------------
10          Check Box if the Aggregate Amount in Row (9) Excludes Certain
            Shares                                                [   ]

            Not Applicable
- -----------------------------------------------------------------------------
11          Percent of Class Represented by Amount in Row (9)

            6.1%*
- -----------------------------------------------------------------------------
12          Type of Reporting Person

            CO
_____________________________________________________________________________

* All calculations are based on 10,140,641 shares of Geoworks Common Stock outstanding as of December 31, 1994.


Item 1(a).     Name of Issuer:

               Geoworks

Item 1(b).     Address of Issuer's Principal Executive Offices:

               960 Atlantic Avenue, Suite 100, Alameda, CA 94501-1074

Item 2(a).     Name of Person Filing:

               Hewlett-Packard Company

Item 2(b).     Address of Principal Business Offices:

               3000 Hanover Street, Palo Alto, California 94304

Item 2(c).     Citizenship:

               United States of America

Item 2(d).     Title of Class of Securities:

               Common Stock of no par value

Item 2(e).     CUSIP Number:

               373692 10 2

Item 3. Type of Person Reporting under Rules 13d-1(b) or 13d-2(b):

               Not applicable

Item 4.        Ownership

               (a)  Amount Beneficially Owned:  623,269
               (b)  Percent of Class:          6.1%
               (c)  Number of shares as to which such person has:

                    (i)    Sole power to vote or to direct the vote:
                           623,269
                    (ii)   Shared power to vote or to direct the vote: 0
                    (iii)  Sole power to dispose or to direct the
                           disposition of: 623,269
                    (iv) Shared power to dispose or to direct the disposition of: 0

Item 5.        Ownership of Five Percent or Less of a Class

               Not Applicable

Item 6.        Ownership of More Than Five Percent on Behalf of Another
               Person

               Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

               Not Applicable

Item 8.        Identification and Classification of Members of the Group

               Not Applicable

Item 9.        Notice of Dissolution of Group

               Not Applicable

Item 10.       Certification

               Not Applicable

SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 2, 1995

                                            HEWLETT-PACKARD COMPANY



                                        By: /s/ Ann Baskins
                                           -------------------------
                                            Ann Baskins, Assistant
                                            Secretary & Managing
                                            Counsel